Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ashland Global Holdings Inc. of our report dated November 24, 2014, except for Note S which is as of November 21, 2016, relating to the consolidated financial statements of Ashland Global Holdings Inc. (formerly known as Ashland Inc.) and its subsidiaries for the year ended September 30, 2014, which appears in Ashland Global Holdings Inc.’s Annual Report on Form 10-K for the year ended September 30, 2016.

/s/ PricewaterhouseCoopers LLP
Cincinnati, Ohio
December 13, 2016